Exhibit 99.1

Press Release

For Further Information Contact:

INVESTOR	MEDIA
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

FOR IMMEDIATE RELEASE

REALOGY EXTENDS EXCHANGE OFFERS

PARSIPPANY, NJ. (June 21, 2011) – Realogy Corporation announced today that it has extended its offers to the holders of the $491,824,000 aggregate principal amount of its 11.50% Senior Notes due 2017, $129,579,298 aggregate principal amount of its 12.00% Senior Notes due 2017 and $10,282,000 aggregate principal amount of its 13.375% Senior Subordinated Notes due 2018, issued January 5, 2011, to exchange such notes for like principal amounts of notes with identical terms other than that such new notes have been registered under the Securities Act of 1933, as amended.

The exchange offers, which had been scheduled to expire on June 20, 2011 at 5:00 p.m. New York City time, will now expire at 5:00 p.m., New York City time, on Wednesday, June 22, 2011, unless further extended by Realogy. All other terms, provisions and conditions of the exchange offers will remain in full force and effect. Bondholder Communications Group LLC has been appointed as exchange agent for the exchange offers. Requests for assistance or documents should be directed to Bondholder Communications Group LLC at (212) 809-2663.

Realogy said it has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on June 20, 2011, $490,324,000 aggregate principal amount of its 11.50% Senior Notes due 2017, $129,578,465 aggregate principal amount of its 12.00% Senior Notes due 2017 and $10,282,000 aggregate principal amount of its 13.375% Senior Subordinated Notes due 2018 had been tendered in the exchange offers. This amount represents approximately 99.69% of the outstanding 11.50% Senior Notes due 2017, 99.99% of the outstanding 12.00% Senior Notes due 2017 and 100.00% of the outstanding 13.375% Senior Subordinated Notes due 2018.

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,600 offices and 260,400 sales associates doing business in 100 countries and territories around the world. Headquartered in Parsippany, NJ, Realogy is owned by affiliates of Apollo Management, L.P., a subsidiary of Apollo Global Management, LLC, a leading global alternative asset manager. Information about Realogy, including corporate background and press releases, is available through the company’s website at http://www.realogy.com.

This notice does not constitute an offer of any securities.

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